Exhibit 99.1

Press Release

Applied Micro Circuits Corporation Completes Acquisition of Intellectual Property and a Portfolio of PowerPC 400 Products

Wednesday May 5, 4:30 pm ET

SAN DIEGO, May 5 /PRNewswire-FirstCall/ — Applied Micro Circuits Corporation (Nasdaq: AMCC - News) today announced that it has completed the acquisition of intellectual property and a portfolio of products and other assets associated with IBM’s 400 series of embedded PowerPC® standard products, in addition to a Power Architecture license. The PowerPC 400 series product line delivers performance and a rich mix of features for Internet, communication, data storage, consumer and imaging applications.

In connection with the completion of this transaction, AMCC expects to add approximately $10 million in revenue from today through the end of the June quarter and $20 million in revenue for the full September quarter. Additionally, the company expects this transaction to be slightly accretive to proforma net income for the current quarter.

AMCC also expects to record certain GAAP required acquisition related charges such as in-process R&D and amortization of intangible assets, however the magnitude and allocation of these amounts have not been determined.

This acquisition is expected to expand the company’s addressable market by $2.6 billion by calendar year 2007.

AMCC Overview

AMCC provides the essential building blocks for the communication, processing, transport and storage of information worldwide. AMCC’s corporate headquarters are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

Forward-looking Statements and risk factors

This news release contains forward-looking statements, including statements regarding, the anticipated impact of this acquisition on AMCC, and AMCC’s product offerings and market position. Readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to change and future events or results may differ materially. Readers are referred to the documents filed by AMCC with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: risks associated with the successful integration of the PowerPC product line into AMCC’s business; risks associated with obtaining third party consents to assign certain contracts to AMCC related to the PowerPC product line; AMCC may not be able to retain all customers of the current PowerPC product line or current customers may reduce their demand for PowerPC products; risks associated with generating the revenues and gross margins expected from the acquisition of the PowerPC product line; AMCC may not be successful in retaining the key support of employees affiliated with the PowerPC product line; and the anticipated benefits of this acquisition may not be realized by AMCC. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. AMCC does not undertake any duty to update the information provided in this release, except as otherwise required by law.

AMCC is a registered trademark of Applied Micro Circuits Corp. All other trademarks and registered trademarks are the property of their respective owners.

Source: Applied Micro Circuits Corporation